SELIGMAN SELECT MUNICIPAL FUND

Proxy Results

Stockholders of Seligman Select Municipal Fund, Inc. voted on the following proposals at the Annual Meeting of Stockholders on May 13, 2004, in New York City.The description of each proposal and number of shares voted are as follows:

Election of Directors:
Election by Holders of Preferred Shares and Common Shares
                                      For                      Withheld
                              ----------------              --------------
     Alice S. Ilchman             11,742,842.800              320,336.436
     Frank A. McPherson           11,755,951.536              307,227.700
     Leroy C. Richie              11,753,851.455              309,327.781
     Brian T. Zino                11,759,752.455              303,426.781

Ratification of Deloitte & Touche LLP as independent auditors for 2004:

                          For                Against             Abstain
                    --------------        ------------         -----------
                        11,913,279.983     57,808.862           92,090.391